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                                 EXHIBIT 99.1




Naperville, IL  9/18/96:

Chicago Rivet & Machine Co. (AMEX, symbol CVR) announced today that it has executed a purchase and sale agreement related to its previously announced intention to acquire substantially all of the assets and assume certain liabilities of H & L Tool Company, Inc. of Madison Heights, Michigan. The agreement contemplates a closing date of October 31, 1996 and is subject to conditions typical in transactions of this type. While the exact purchase price will be adjusted by any changes in the values of certain assets acquired as of the closing date, the purchase price is expected to be approximately $19.1 million, in a combination of cash and the assumption of certain liabilities. The transaction is expected to be financed by a combination of available cash, a $4.8 million credit against the purchase price in consideration of H & L's retention of all cash and cash equivalents, the assumption of certain liabilities and outside borrowing of between $8 and $9 million. The assets to be purchased include all of H & L Tool's production equipment and facilities located in Madison Heights, Michigan. Upon completion of the transaction, Chicago Rivet intends to continue operations at that location under the H & L Tool name.

Chicago Rivet & Machine Co. is a manufacturer of rivets, cold-formed fasteners and automated assembly equipment primarily for the automotive and appliance industries. H & L Tool Company, Inc., established in 1946, is a privately held manufacturer of specialty cold-formed fasteners and screw machine products primarily serving the automotive industry.


For further information, contact:

John C. Osterman
President, Chicago Rivet & Machine Co.
708-357-8500